Morgan Stanley Variable Insurance Fund, Inc. U.S. Real
Estate Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3


Securities Purchased:  Colony Starwood Homes
Purchase/Trade Date: 3/2/2017
Offering Price of Shares: $32.500
Total Amount of Offering: 20,076,891
Amount Purchased by Fund: 36,976
Percentage of Offering Purchased by Fund: 0.184%
Percentage of Fund's Total Assets: 0.22%
Brokers: J.P. Morgan, BofA Merrill Lynch, Deutsche
Bank Securities, Morgan Stanley, Citigroup, Goldman,
Sachs & Co., Wells Fargo Securities
Purchased from: J.P. Morgan
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*:
YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSR.